UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2005
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-28298	94-3154463
(Commission File No.)	(IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
     On December 5, 2005, Onyx Pharmaceuticals, Inc., or Onyx, entered into a separation agreement with Leonard E. Post, Ph.D., Onyx’s Senior Vice President, Research and Development, pursuant to which Dr. Post resigned as an employee and officer of Onyx effective January 15, 2006. As severance, Onyx has agreed to pay Dr. Post the equivalent of 12 months of his base salary, less standard withholdings and deductions, payable over Onyx’s standard payroll periods, together with up to 12 months of premiums necessary to continue his current health insurance coverage. Dr. Post will be eligible under the agreement to receive a bonus for 2005, and outplacement assistance of up to $20,000. Under the separation agreement, Dr. Post has also agreed to provide up to 40 hours of consulting services per month to Onyx for 12 months following his resignation, at an hourly rate of $400. Outstanding Onyx stock options held by Dr. Post will continue to vest during the consulting period, and vested stock options will be exercisable for 90 days following the termination of the consulting period. In connection with the separation agreement, Dr. Post granted a release in favor of Onyx. This description is qualified in its entirety by reference to the copy of the separation agreement attached hereto as Exhibit 10.47 and incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits

Exhibit Number	Description
10.47	Separation Agreement between Onyx Pharmaceuticals, Inc. and Leonard E. Post, Ph. D., dated December 5, 2005.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX PHARMACEUTICALS, INC.

Dated: December 9, 2005
	By:	/s/ Marilyn E. Wortzman

Marilyn E. Wortzman Vice President, Finance and Administration

EXHIBIT INDEX

Number	Description
10.47	Separation Agreement between Onyx Pharmaceuticals, Inc. and Leonard E. Post, Ph. D., dated December 5, 2005.